Exhibit (a)(1)(iv)

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank, lawyer, accountant or other professional advisor. For further information, you may also telephone (toll free within Canada and the United States) Computershare Investor Services Inc., the depositary, at 1-800-564-6253 (within North America) or 1-514-982-7555 (outside North America). The Offer (as defined herein) has not been approved or disapproved by any securities regulatory authority in Canada or in the United States, including the Securities and Exchange Commission (the “SEC”) and any state securities commission, nor has any securities regulatory authority in Canada or the United States passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in this document or other documents related to the Offer. Any representation to the contrary is a criminal offense.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful under applicable securities or “blue sky” or other laws. If the Company (as defined herein) becomes aware of any valid law of any jurisdiction prohibiting the making of the Offer or the acceptance of Debentures (as defined herein) (and from which it does not have an exemption), it will make a good faith effort to comply with that law or seek to have such law declared inapplicable to the Offer. If after a good faith effort, the Company cannot comply with the law of that jurisdiction, it will not make the Offer to, nor will it accept from or on behalf of, Debentureholders (as defined herein) from that jurisdiction.

March 5, 2024

NOTICE OF VARIATION BY

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

IN RESPECT OF ITS

OFFER TO PURCHASE FOR CASH

UP TO C$6,000,000 AGGREGATE PRINCIPAL AMOUNT OF THE ISSUED AND OUTSTANDING 6.00% CONVERTIBLE UNSECURED SUBORDINATED DEBENTURES DUE JANUARY 31, 2026 AT A PURCHASE PRICE OF C$720 PER C$1,000 PRINCIPAL AMOUNT OF DEBENTURES

UP TO C$9,000,000 AGGREGATE PRINCIPAL AMOUNT OF THE ISSUED AND OUTSTANDING 6.25% CONVERTIBLE UNSECURED SUBORDINATED DEBENTURES DUE DECEMBER 31, 2026 AT A PURCHASE PRICE OF C$600 PER C$1,000 PRINCIPAL AMOUNT OF DEBENTURES

This notice is issued in connection with the Offer to Purchase (the “Offer to Purchase”) and accompanying Issuer Bid Circular dated February 15, 2024 (the “Circular” and, together with the Offer to Purchase, the “Offer and Circular”), and the related letter of transmittal (the “Letter of Transmittal”) and notice of guaranteed delivery (the “Notice of Guaranteed Delivery”), whereby DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”) offered (the “Offer”) to purchase up to C$6,000,000 aggregate principal amount of the Company’s outstanding 6.00% Convertible Unsecured Subordinated Debentures due January 2026 (the “January Debentures”) and up to C$9,000,000 aggregate principal amount of the Company’s outstanding 6.25% Convertible Unsecured Subordinated Debentures due December 2026 (the “December Debentures” and, together with the January Debentures, the “Debentures”) for cash, at the purchase price of C$720 per C$1,000 principal amount of January Debentures and the purchase price of C$600 per C$1,000 principal amount of December Debentures, plus accrued and unpaid interest up to, but excluding, the date on which they are taken up by the Company pursuant to the Offer, upon the terms and subject to the conditions set forth in the Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery.

DIRTT hereby gives notice that it is varying the terms of the Offer to reflect and incorporate certain amendments to the Offer and Circular and the Letter of Transmittal (the “Amendments”) described in this notice of variation (the “Notice of Variation”), and, accordingly, the Offer and Circular and the Letter of Transmittal are hereby amended to reflect and incorporate the Amendments.

The Amendments are identical to those set out in Amendment No. 1 to the Tender Offer Statement on Schedule TO (the “Schedule TO-I/A”), which was filed by the Company with the SEC on March 5, 2024. The Schedule TO-I/A amends and supplements the Tender Offer Statement on Schedule TO initially filed by the Company with the SEC on February 15, 2024. See “Notice of Variation – Amendments to the Offer”.

This Notice of Variation should be read in conjunction with the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. All references to “Offer to Purchase” in the Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery mean the Offer to Purchase as amended hereby, all references in such documents to the “Circular” mean the Circular as amended hereby, and all references in such documents to the “Offer” include the Amendments described herein. Except as set forth in the Amendments or as otherwise set forth herein, the terms and conditions set forth in the Offer continue to be applicable in all respects. Unless the context requires otherwise, capitalized terms used in this Notice of Variation and not defined herein that are defined in the Offer and Circular have the respective meanings ascribed thereto in the Offer and Circular.

Holders of Debentures (“Debentureholders”) wishing to tender all or any portion of their Debentures pursuant to the Offer must comply in all respects with the delivery procedures described in the Offer and Circular. See “Offer to Purchase – Procedure for Depositing Debentures” in the Offer and Circular.

The expiration date of the Offer is not being extended at this time. The Offer expires at 5:00 p.m. (Toronto time) on March 22, 2024, unless withdrawn, extended or varied by the Company.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF DIRTT AS TO WHETHER DEBENTUREHOLDERS SHOULD DEPOSIT OR REFRAIN FROM DEPOSITING DEBENTURES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THE OFFER TO PURCHASE, THE ACCOMPANYING CIRCULAR AND THE RELATED LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DIRTT OR ITS BOARD OF DIRECTORS.

NONE OF DIRTT, ITS DIRECTORS, THE DEPOSITARY, OR ANY OF THEIR RESPECTIVE AFFILIATES, MAKES ANY RECOMMENDATION TO ANY DEBENTUREHOLDER AS TO WHETHER TO DEPOSIT OR REFRAIN FROM DEPOSITING ALL OR ANY PORTION OF THEIR DEBENTURES UNDER THE OFFER. DEBENTUREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO DEPOSIT OR REFRAIN FROM DEPOSITING THEIR DEBENTURES, AND, IF DEPOSITED, THE AMOUNT OF THEIR DEBENTURES TO DEPOSIT. DEBENTUREHOLDERS ARE STRONGLY URGED TO REVIEW AND EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER AND CIRCULAR AND IN DIRTT’S FILINGS AVAILABLE ON SEDAR+ AND EDGAR, TO CONSULT THEIR OWN FINANCIAL, TAX AND LEGAL ADVISORS, AND TO MAKE THEIR OWN DECISIONS AS TO WHETHER TO DEPOSIT DEBENTURES TO THE OFFER AND, IF SO, WHAT PRINCIPAL AMOUNT OF DEBENTURES TO DEPOSIT.

Any questions or requests for information regarding the Offer should be directed to Computershare Investor Services Inc., the depositary for the Offer (the “Depositary”), at the addresses and telephone numbers of the Depositary set forth on the last page of this Notice of Variation. Debentureholders may request additional copies of this Notice of Variation, the Offer and Circular and the related Letter of Transmittal and Notice of Guaranteed

Delivery from the Depositary, which will promptly furnish to Debentureholders additional copies of these documents at the Company’s expense.

INFORMATION FOR U.S. DEBENTUREHOLDERS

This Offer is made by DIRTT, a Canadian issuer, for its own securities, and the Offer and Circular has been prepared by DIRTT in accordance with the disclosure requirements of applicable Canadian law and applicable U.S. securities law. The Canadian disclosure requirements may be different from those of the United States. In addition, the format and presentation of the Offer and Circular generally follow Canadian market practice.

The Company is a corporation organized under the laws of Alberta, Canada. Some of the Company’s directors and executive officers do not reside in the United States, and all or a significant portion of those directors’ and executive officers’ assets are not located in the United States. As a result, Debentureholders may not be able to effect service of process within the United States upon these persons or enforce against them any judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. Also, certain of the Company’s assets are not located in the United States. There is doubt as to the enforceability in other jurisdictions, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated on the U.S. federal securities laws.

NOTICE OF VARIATION

DIRTT hereby gives notice that it is varying the terms of the Offer to reflect and incorporate the Amendments to the Offer and Circular and the Letter of Transmittal described below, and, accordingly, the Offer and Circular and the Letter of Transmittal are hereby amended to reflect and incorporate the Amendments. The Amendments are identical to those set out in the Schedule TO-I/A, which was filed by the Company with the SEC on March 5, 2024. The Schedule TO-I/A amends and supplements the Tender Offer Statement on Schedule TO initially filed by the Company with the SEC on February 15, 2024.

This Notice of Variation should be read in conjunction with the Offer and Circular, the Letter of Transmittal (as amended) and the Notice of Guaranteed Delivery. All references to “Offer to Purchase” in the Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery mean the Offer to Purchase as amended hereby, all references in such documents to the “Circular” mean the Circular as amended hereby, and all references in such documents to the “Offer” include the Amendments described herein. Except as set forth in the Amendments or as otherwise set forth herein, the terms and conditions set forth in the Offer continue to be applicable in all respects. Unless the context requires otherwise, capitalized terms used in this Notice of Variation and not defined herein that are defined in the Offer and Circular have the respective meanings ascribed thereto in the Offer and Circular.

To the Debentureholders of DIRTT:

1.	NOTICE OF VARIATION

Amendments to the Offer

The Offer and Circular and the Letter of Transmittal are hereby amended as follows.

On page 4 of the Offer to Purchase, the language under the heading “Withdrawal Rights” is amended and restated as follows:

Deposited Debentures may be withdrawn at any time (i) prior to the Expiration Date (including if such Expiration Date is extended), (ii) if the Debentures have not been taken up by the Company before actual receipt by the

Depositary of a notice of withdrawal in respect of such Debentures, (iii) if the Debentures have been taken up (i.e., accepted for payment) but not paid for by the Company within three business days of being taken up, (iv) before the expiration of 10 days from the date that a notice of change or notice of variation (other than a variation that (A) consists solely of an increase in the consideration offered for the Debentures under the Offer where the time for deposit is not extended for greater than 10 days, or (B) consists solely of the waiver of a condition of the Offer) that is given in accordance with the Offer to Purchase, or (v) if not yet accepted for payment after the expiration of 40 business days from the commencement of the Offer. Following the Expiration Date, and upon the terms and subject to the conditions of the Offer, the Company will promptly take up (i.e., accept for payment) and promptly pay for all validly tendered Debentures. The Company will also promptly file a final amendment to its Schedule TO (as defined herein) and issue a press release reporting the results of the Offer. See Section 4 of the Offer to Purchase, “Withdrawal Rights”.

On pages 11 and 12 of the Offer to Purchase, the language in Section 4 of the Offer to Purchase under the heading “Withdrawal Rights” is amended and restated as follows:

Except as otherwise provided in this Section 4 or otherwise required or permitted by applicable laws, all deposits of Debentures pursuant to the Offer will be irrevocable. Debentures deposited pursuant to the Offer may be withdrawn by or on behalf of the depositing Debentureholder at any time (i) prior to the Expiration Date (including if such Expiration Date is extended), (ii) if the Debentures have not been taken up by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such Debentures, (iii) if the Debentures have been taken up (i.e., accepted for payment) but not paid for by the Company within three business days of being taken up, (iv) before the expiration of 10 days from the date that a notice of change or notice of variation (other than a variation that (A) consists solely of an increase in the consideration offered for the Debentures under the Offer where the time for deposit is not extended for greater than 10 days, or (B) consists solely of the waiver of a condition of the Offer) that is given in accordance with the Offer to Purchase, or (v) if not yet accepted for payment after the expiration of 40 business days from the commencement of the Offer. Withdrawal rights with respect to the Debentures will terminate on the Expiration Date. Following the Expiration Date, and upon the terms and subject to the conditions of the Offer, the Company will promptly take up (i.e., accept for payment) and promptly pay for all validly tendered Debentures. The Company will also promptly file a final amendment to its Schedule TO and issue a press release reporting the results of the Offer.

A Debentureholder who wishes to withdraw Debentures under the Offer and who holds Debentures through an investment dealer, broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to withdraw such Debentures under the Offer. Participants of CDS should contact CDS with respect to the withdrawal of Debentures under the Offer. A Debentureholder’s investment dealer, broker, bank, trust company or other nominee may set deadlines for the withdrawal of Debentures deposited under the Offer that are earlier than those specified herein.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its reasonable discretion, which determination shall be final and binding, except that security holders are not foreclosed from challenging the Company’s determination in a court of competent jurisdiction. None of the Company, the Depositary or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice.

Any Debentures properly withdrawn will thereafter be deemed not deposited for purposes of the Offer. However, withdrawn Debentures may be redeposited prior to the Expiration Date by again following the procedures described in Section 3 of this Offer to Purchase, “Procedure for Depositing Debentures”.

If the Company extends the period of time during which the Offer is open, is delayed in its purchase of Debentures or is unable to purchase Debentures pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the

Company all deposited Debentures, and such Debentures may not be withdrawn except to the extent that depositing Debentureholders are entitled to withdrawal rights as described in this Section 4.

On pages 12, 13 and 14 of the Offer to Purchase, the language in Section 5 of the Offer to Purchase under the heading “Conditions of the Offer” is amended and restated as follows:

Notwithstanding any other provision of the Offer, the Company shall not be required to accept for purchase, to purchase or to pay for any Debentures deposited, and may withdraw, terminate, cancel or amend the Offer, or may postpone the take up and payment for Debentures deposited, if, at any time before the payment for any such Debentures, any of the following events shall have occurred (or shall have been determined by the Company, in its reasonable judgement, to have occurred) which, in the Company’s reasonable judgment, in any such case and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:

(a)

there shall have been taken or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction:

(i)

challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Debentures by the Company or otherwise directly or indirectly relating in any manner to or affecting the Offer; or

(ii)

that otherwise, in the reasonable judgment of the Company, has a material adverse effect on the Debentures or the business, income, condition (financial or otherwise), properties, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole;

(b)

there shall have been any action or proceeding pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Company or any of its subsidiaries by any court, government or governmental authority or regulatory or administrative agency or any statute, rule or regulation shall become operative or applicable in any jurisdiction that might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would or might prohibit, prevent, restrict or delay consummation of the Offer or otherwise make it inadvisable to proceed with the Offer;

(c)	there shall have occurred:

(i)	any general suspension of trading in securities on any securities exchange or in the over-the-counter market in Canada or the United States,

(ii)	the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory);

(iii)

any decline in any of the S&P/TSX Composite Index, the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Industrial Companies of 10% or more since the close of business on February 14, 2024; or

(iv)	any increase or decrease in the market price of any or all of the Debentures of 10% or more since the close of business on February 14, 2024;

(d)

there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Company or its subsidiaries that, individually or in the aggregate, has, have or may have material adverse effect with respect to the Company and its subsidiaries taken as a whole;

(e)

any take-over bid or tender or exchange offer with respect to some or all of the securities of DIRTT, or any amalgamation, arrangement, merger, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving DIRTT or any of its affiliates, other than the Offer, or any solicitation of proxies, other than by management, to seek to control or influence the Board of Directors, shall have been proposed, announced or made by any individual or entity;

(f)	KPMG shall have withdrawn or amended its Valuation (as defined herein);

(g)

the Company shall have concluded, in its reasonable judgment, that the Offer or the take-up and payment for any or all of the Debentures by the Company is illegal or not in compliance with applicable law, or that necessary exemptions or approvals under applicable securities legislation are not available in respect of the Offer; or

(h)

any change shall have occurred or been proposed to the Income Tax Act (Canada) (including the regulations thereto) or related legislation, the application thereof pursuant to any judicial decision or to the publicly available administrative policies or assessing practices of the Canada Revenue Agency that, in the reasonable judgment of the Company, is detrimental to DIRTT, its subsidiaries or affiliates, or to a Debentureholder, or with respect to making the Offer or taking up and paying for the Debentures pursuant to the Offer.

Any waiver of a condition, or the withdrawal of the Offer by the Company, shall be deemed to be effective on the date on which notice of such waiver or withdrawal by the Company is delivered or otherwise communicated to the Depositary. DIRTT, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall forthwith thereafter make a public announcement of such waiver or withdrawal and provide or cause to be provided notice of such waiver or withdrawal to the TSX and the applicable Canadian securities regulatory authorities and will also file such notice as an amendment to its Tender Offer Statement on Schedule TO (as defined herein) filed with the Securities and Exchange Commission (“SEC”) with respect to the Offer. If the Offer is withdrawn, the Company shall not be obligated to take up, accept for purchase or pay for any Debentures deposited under the Offer and the Depositary will, promptly, return all certificates for deposited Debentures and any related documents to the parties by whom they were deposited.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its reasonable discretion, or may be waived by the Company, in its reasonable discretion, in whole or in part at any time, without prejudice to any other rights which the Company may have. Any determination by the Company concerning the events described in this Section 5 shall be final and binding on all parties, except that security holders are not foreclosed from challenging the Company’s determination in a court of competent jurisdiction.

On page 10 of the Offer to Purchase, the language in Section 3 of the Offer to Purchase under the heading “Procedure for Depositing Debentures – Determination of Validity, Rejection and Notice of Defect” is amended and restated as follows:

All questions as to the number of Debentures to be taken up, the price to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any deposit of Debentures will be determined by the Company, in its reasonable discretion, which determination shall be final and binding on all parties, except that security holders are not foreclosed from challenging the Company’s determination in a court of competent jurisdiction. DIRTT reserves the absolute right to reject any deposits of Debentures determined by it in its reasonable discretion not to be in proper form nor completed in accordance with the instructions herein and in the Letter of Transmittal or the acceptance for payment of, or payment for, which may, in the opinion of the Company’s counsel, be unlawful. DIRTT also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any deposit of Debentures and DIRTT’s interpretation of the terms of the Offer (including these instructions and the related Letter of Transmittal) will be final and binding on all parties, except that security holders are not foreclosed from challenging the Company’s determination in a court of competent jurisdiction. No individual deposit of Debentures will be deemed to be properly made until all defects and irregularities have been cured or waived.

Unless waived, any defects or irregularities in connection with deposits must be cured within such time as DIRTT shall determine. None of DIRTT, the Depositary or any other person is or will be obligated to give notice of defects or irregularities in deposits, nor shall any of them incur any liability for failure to give any such notice. The Company’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal) will be final and binding, except that security holders are not foreclosed from challenging the Company’s determination in a court of competent jurisdiction.

On pages 15 and 16 of the Offer to Purchase, the language in Section 7 of the Offer to Purchase under the heading “Taking Up and Payment for Deposited Debentures” is amended and restated as follows:

DIRTT will comply with both Canadian and U.S. regulations governing the timing for acceptance of and payment for Debentures. Upon the terms and provisions of the Offer (including pro-ration and the ability of the Company to take-up such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for) and subject to and in accordance with applicable Canadian and U.S. securities laws, the Company will take up and pay for Debentures properly deposited under the Offer in accordance with the terms thereof promptly after the Expiration Date and in any event no later than two business days after the Expiration Date, provided that the conditions of the Offer (as the same may be amended) have been satisfied or waived.

The Company reserves the right, in its reasonable discretion and subject to Rule 14e-l(c) and Rule 13e-4(f) under the Exchange Act (which requires that an offeror pay the consideration offered or return securities deposited by or on behalf of Debentureholders thereof promptly after the termination or withdrawal of a tender offer), to delay taking up or paying for any Debentures or to terminate the Offer and not take up or pay for any Debentures if any condition specified in Section 5 of this Offer to Purchase is not satisfied or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary. The Company also reserves the right, in its reasonable discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Debentures in order to comply, in whole or in part, with any applicable law. The Company also expressly reserves the right, subject to applicable law, to terminate the Offer at any time.

In the event of pro-ration of Debentures deposited pursuant to the Offer, the Company will determine the pro-ration factor and pay for those deposited Debentures accepted for payment promptly after the Expiration Date and will announce the final results of any such pro-ration.

The Purchase Price will be denominated in Canadian dollars and payments of amounts owed to holders of deposited Debentures will be made in Canadian dollars. All payments of the applicable Purchase Price and amounts for interest will be made net of any applicable withholding taxes.

Payment for Debentures accepted for purchase pursuant to the Offer will be made by depositing in cash the aggregate applicable Purchase Price and the amount of all accrued and unpaid interest on such Debentures up to, but excluding, the date the Debentures are taken up by the Company (net of any applicable withholding taxes), with the Depositary (by bank transfer or other means satisfactory to the Depositary), which will act as agent for the depositing Debentureholders for the purpose of receiving payment from the Company, and transmitting such payment to CDS on behalf of the depositing Debentureholders. Under no circumstances will interest accrue or be paid by the Company or the Depositary to persons depositing Debentures by reason of any delay in paying for any Debentures or otherwise.

Depositing Debentureholders will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Debentureholders are cautioned to consult with their own investment dealers, brokers, bank, trust companies or other intermediaries to determine whether any fees or commissions are payable to such persons in connection with a deposit of Debentures pursuant to the Offer. DIRTT will pay all fees and expenses of the Depositary in connection with the Offer.

The Depositary will act as agent of persons who have properly deposited Debentures in acceptance of the Offer and have not withdrawn them, for the purposes of receiving payment from the Company and transmitting payment to such persons. Receipt by the Depositary from DIRTT of payment for such Debentures will be deemed to constitute receipt of payment by persons depositing Debentures.

On page 1 of the Offer to Purchase, the section under the heading “Payment Date” is amended and restated as follows:

Provided the conditions described in Section 5 of the Offer to Purchase, “Conditions of the Offer” are satisfied or waived, DIRTT will take up and pay for the Debentures promptly after the Expiration Date and in any event no later than two business days after the Expiration Date .

On pages 17 and 18 of the Offer to Purchase, the seventh paragraph under the heading “Other Terms and Considerations” is amended and restated as follows:

DIRTT, in its reasonable discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer, the pro rata entitlement of each depositing Debentureholder, if applicable, and the validity of any withdrawals of Debentures, except that security holders are not foreclosed from challenging the Company’s determination in a court of competent jurisdiction. The Offer is not being made to, and deposits of Debentures will not be accepted from or on behalf of, Debentureholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. DIRTT may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to Debentureholders in any such jurisdiction.

On page 3 of the Letter of Transmittal, the eleventh paragraph is amended and restated as follows:

11.

shall be deemed to have agreed and acknowledged that (i) all questions as to the number of Deposited Debentures to be taken up, the price to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any deposit of Deposited Debentures, will be determined by the Company, in its reasonable discretion, which determination shall be final and binding on all parties, except that security holders are not foreclosed from challenging the Company’s determination in a court of competent jurisdiction, (ii) the Company reserves the absolute right to reject any or all deposits of Deposited Debentures determined by it in its reasonable discretion not to be in proper form nor completed in accordance with the instructions set forth in the Offer and Circular and in this related Letter of Transmittal or the acceptance for payment of, or payment for, which may, in the opinion of the Company’s counsel, be unlawful under the laws of any jurisdiction, (iii) the Company reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any deposit of Deposited Debentures, (iv) the Company’s interpretation of the terms and conditions of the Offer (including this related Letter of Transmittal) will be final and binding on all parties, except that security holders are not foreclosed from challenging the Company’s determination in a court of competent jurisdiction, (v) no deposit of Deposited Debentures will be deemed to be properly made until all defects and irregularities have been cured or waived, (vi) unless waived, any defects or irregularities in connection with deposits must be cured within such time as the Company shall determine, (vii) all payments of the applicable Purchase Price and amounts for interest will be made net of any applicable withholding taxes; and (viii) none of the Company, the Depositary or any other person is or will be obligated to give notice of any defect or irregularity in deposits, nor shall any of them or incur any liability for failure to give any such notice.

On pages 12 and 13 of the Circular, the language in Section 8 of the Circular under the heading “Acceptance for Payment and Payment for the Debentures – Payment” is amended and restated as follows:

The applicable Purchase Price will be denominated in Canadian dollars and payments of amounts owed to holders of deposited Debentures, including for interest, will be made in Canadian dollars.

Payment for Debentures accepted for purchase pursuant to the Offer will be made by depositing in cash the aggregate applicable Purchase Price and the amount of all accrued and unpaid interest on such Debentures up to, but excluding, the date the Debentures are taken up by the Company (net of any applicable withholding taxes) with the Depositary (by bank transfer or other means satisfactory to the Depositary), which will act as agent for the depositing Debentureholders for the purpose of receiving payment from the Company, and transmitting such payment to CDS on behalf of the depositing Debentureholders. Under no circumstances will interest accrue or be paid by the Company or the Depositary to persons depositing Debentures by reason of any delay in paying for any Debentures or otherwise.

In the event of pro-ration of Debentures deposited pursuant to the Offer, the Company will determine the pro-ration factor, as nearly as may be pro rata (disregarding fractions as necessary and rounded to the nearest C$1,000 to maintain C$1,000 minimum denominations of the Debentures), and pay for those deposited Debentures accepted for payment promptly after the Expiration Date and will announce the final results of any such pro-ration.

Depositing Debentureholders will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Debentureholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a deposit of Debentures pursuant to the Offer. DIRTT will pay all fees and expenses of the Depositary in connection with the Offer.

Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase up to the January Debentures Maximum Purchase Amount of the January Debentures and the December Debentures Maximum Purchase Amount of the December Debentures that are properly deposited at or prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, “The Offer” (and not withdrawn in accordance with Section 4 of the Offer to Purchase, “Withdrawal Rights”).

For a description of the Company’s right to extend the period of time during which the Offer is open, and to delay, terminate or amend the Offer, see Section 6 of the Offer to Purchase, “Extension and Variation of the Offer”.

If the principal amount of all January Debentures and December Debentures properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Purchase, “Withdrawal Rights”) is in the aggregate less than or equal to the January Debentures Maximum Purchase Amount or the December Debentures Maximum Purchase Amount, respectively, the Company will purchase all Debentures deposited upon the terms and subject to the conditions of the Offer.

If the principal amount of all January Debentures and December Debentures properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Purchase, “Withdrawal Rights”) exceeds in the aggregate the January Debentures Maximum Purchase Amount and the December Debentures Maximum Purchase Amount, respectively, then the Company will take-up and pay for the applicable deposited Debentures at the applicable Purchase Price, as nearly as may be pro rata (disregarding fractions as necessary and rounded to the nearest C$1,000 to maintain C$1,000 minimum denominations of the Debentures), according to the number of applicable Debentures deposited in this Offer.

DIRTT’s determination as to pro-ration shall be final and binding on all parties.

All payments of Purchase Price and amounts for interest will be made net of any applicable withholding taxes.

On page 2 of the Offer to Purchase, the language under the heading “Pro-ration” is amended and restated as follows:

If the principal amount of January Debentures properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Purchase, “Withdrawal Rights”) exceeds in the aggregate C$6,000,000 (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take up and pay for, subject to applicable law), then the January Debentures to be purchased by DIRTT will be purchased, as nearly as may be pro rata (disregarding fractions as necessary and rounded to the nearest C$1,000 to maintain C$1,000 minimum denominations of January Debentures), according to the number of January Debentures deposited (or deemed to be deposited) by each holder of January Debentures.

If the principal amount of December Debentures properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Purchase, “Withdrawal Rights”) exceeds in the aggregate C$9,000,000 (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take up and pay for, subject to applicable law), then the December Debentures to be purchased by DIRTT will be purchased, as nearly as may be pro rata (disregarding fractions as necessary and rounded to the nearest C$1,000 to maintain C$1,000 minimum denominations of December Debentures), according to the number of December Debentures deposited (or deemed to be deposited) by each holder of December Debentures.

On pages 7 and 8 of the Offer to Purchase, the language in Section 2 of the Offer to Purchase under the heading “Manner and Time of Acceptance” is amended and restated as follows:

Each Debentureholder who has properly deposited Debentures and who has not withdrawn such Debentures will receive the applicable Purchase Price plus a cash payment for all accrued and unpaid interest up to, but excluding, the date on which they are taken up by the Company, for all Debentures purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein.

The board of directors of DIRTT (the “Board of Directors”), has authorized and approved the Offer. None of DIRTT, its directors, or Computershare Investor Services Inc. (the “Depositary”), the depositary of the Offer, or any of their respective affiliates, makes any recommendation to any Debentureholder as to whether to deposit or refrain from depositing all or any portion of their Debentures under the Offer. Debentureholders must make their own decisions as to whether to deposit or refrain from depositing their Debentures, and, if deposited, the amount of their Debentures to deposit. Debentureholders are strongly urged to review and evaluate carefully all information in the Offer and the accompanying issuer bid circular (the “Circular” and, together with the Offer, the “Offer and Circular”), and in DIRTT’s filings available on SEDAR+ and EDGAR, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Debentures to the Offer and, if deposited, what principal amount of Debentures to deposit. Debentureholders should carefully consider the income tax consequences of accepting the Offer and depositing Debentures to the Offer. See Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 17 of the Circular, “United States Federal Income Tax Considerations”.

The accompanying Circular and related Letter of Transmittal and Notice of Guaranteed Delivery contain important information and should be read carefully before making a decision with respect to the Offer.

If the principal amount of all January Debentures properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of this Offer to Purchase, “Withdrawal Rights”) exceeds the January Debentures Maximum Purchase Amount, then the January Debentures to be purchased by DIRTT will be purchased, as nearly as may be pro rata (disregarding fractions as necessary and rounded to the nearest C$1,000 to maintain C$1,000 minimum denominations of January Debentures), according to the number of January Debentures deposited (or deemed to be deposited) by each Debentureholder.

If the principal amount of all December Debentures properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of this Offer to Purchase, “Withdrawal Rights”) exceeds the December Debentures Maximum Purchase Amount, then the December Debentures to be purchased by DIRTT will be purchased, as nearly as may be pro rata (disregarding fractions as necessary and rounded to the nearest C$1,000 to maintain C$1,000 minimum denominations of December Debentures), according to the number of December Debentures deposited (or deemed to be deposited) by each Debentureholder.

Promptly after the Expiration Date or termination of the Offer, DIRTT will return all Debentures not purchased under the Offer, including Debentures not purchased because of pro-ration.

On page iii of the Offer to Purchase, the section under the heading “FORWARD-LOOKING STATEMENTS” is amended and restated as follows:

Certain statements contained herein release are “forward-looking statements” and “forward-looking information” within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). All statements, other than statements of historical fact contained in this Offer and Circular and the information incorporated by reference herein regarding the Offer, the expiration of the Offer, the timing of the take up and payment for the Debentures deposited under the Offer and the Company’s objectives, plans, goals, strategies, future growth, results of operations, financial and operating performance and business prospects and opportunities are forward-looking statements. The words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Forward-looking statements are based on certain estimates, beliefs, expectations and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate. These forward-looking statements include, but are not limited to, statements regarding the expiration of the Offer, the timing of the take up and payment for the Debentures deposited under the Offer, the anticipated benefits of the Offer and the Company’s objectives, plans, goals, strategies, future growth, results of operations, financial and operating performance and business prospects and opportunities. Forward-looking statements should not be read as guarantees of future events, performance or results, and will not necessarily be accurate indications of whether, or the times at which, such events, performance or results will be achieved. All of the statements and information in this Offer and Circular containing forward-looking statements are qualified by these cautionary statements.

Forward-looking statements necessarily involve unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed or implied in such statements. Such risks and uncertainties include, but are not limited to, satisfaction or waiver of the conditions to the Offer and the extent to which holders of Debentures determine to tender their Debentures to the Offer. Due to the risks, uncertainties and assumptions inherent in forward-looking information, you should not place undue reliance on forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, results of operations and growth prospects can be found under the headings “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2023 under the Company’s profile on the SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov and also in the Company’s other continuous disclosure filings available under the Company’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.

These risks are not exhaustive. Because of these risks and other risks and uncertainties, our actual results, performance or achievement, or industry results, may be materially different from the anticipated or estimated results discussed in the forward-looking statements in this Offer and Circular. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the effects of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements. Our past results of operations are not necessarily indicative of our future results. You should not place undue reliance on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our forward-looking statements by these cautionary statements.

For the avoidance of doubt, the above-mentioned websites are not intended to incorporate the contents of any such websites into the Offer and Circular nor should the contents of such websites be deemed to be incorporated into the Offer and Circular.

On page 13 of the Circular, the language in Section 9 of the Circular under the heading “Financial Statements” is amended and restated as follows:

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, is available on the Company’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. Debentureholders may obtain copies of the Company’s most recent Annual Report on Form 10-K, without charge, upon request to the Company at 7303 30 Street SE, Calgary, Alberta, T2C 1N6, Canada. For the avoidance of doubt, the above-mentioned websites are not intended to incorporate the contents of any such websites into the Circular nor should the contents of such websites be deemed to be incorporated into the Circular.

2.	TIME FOR ACCEPTANCE

The expiration date of the Offer is not being extended at this time. The Offer will expire at 5:00 p.m. (Toronto time) on March 22, 2024, unless withdrawn, extended or varied by DIRTT.

3.	MANNER OF ACCEPTANCE

Debentures may be tendered under the Offer in accordance with the provisions set out in Section 3 of the Offer to Purchase, “Procedure for Depositing Debentures”. Debentureholders who have validly tendered and not withdrawn their Debentures need to take no further action to accept the Offer.

4.	TAKE-UP AND PAYMENT FOR DEPOSITED DEBENTURES

DIRTT will take up and pay for Debentures validly tendered under the Offer and not withdrawn as set forth in Section 7 of the Offer to Purchase, “Taking Up and Payment for Deposited Debentures”, as amended by this Notice of Variation.

5.	WITHDRAWAL OF DEPOSITED DEBENTURES

Debentureholders have the right to withdraw Debentures tendered under the Offer in the circumstances and in the manner set forth in Section 4 of the Offer to Purchase, “Withdrawal Rights”, as amended by this Notice of Variation.

6.	CANADIAN STATUTORY RIGHTS

Securities legislation of the provinces and territories of Canada provides Debentureholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages if there is a misrepresentation in a circular or notice that is required to be delivered to the Debentureholders. However, such rights must be exercised within prescribed time limits. Debentureholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

CERTIFICATE

March 5, 2024

The Offer and Circular, as amended by the foregoing, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) “Benjamin Urban”		(Signed) “Fareeha Khan”
Benjamin Urban Chief Executive Officer		Fareeha Khan Chief Financial Officer

On behalf of the Board of Directors

(Signed) “Scott Robinson”		(Signed) “Douglas Edwards”
Scott Robinson Director		Douglas Edwards Director

The Letter of Transmittal and any other required documents should be sent or delivered by each depositing Debentureholder or the Debentureholder’s investment dealer, broker, bank, trust company or other nominee to the Depositary at its Toronto, Ontario office address below:

THE DEPOSITARY FOR THE OFFER IS:

By Regular Mail	By Hand, Courier or Registered Mail:

Computershare Investor Services Inc.	Computershare Investor Services Inc.
P.O. Box 7021	100 University Avenue
31 Adelaide Street East	8th Floor
Toronto, Ontario M5C 3H2	Toronto, Ontario M5J 2Y1
Attention: Corporate Actions	Attention: Corporate Actions

North American Toll Free: 1-800-564-6253

Overseas: 1-514-982-7555

E-Mail: corporateactions@computershare.com

Any questions or requests for assistance may be directed to the Depositary at the addresses and telephone number set forth above. Additional copies of the Offer and Circular, Notice of Variation, and the related Letter of Transmittal and Notice of Guaranteed Delivery may be obtained from the Depositary. Debentureholders should also contact their investment dealer, broker, bank, lawyer, accountant or other professional advisor for assistance concerning the Offer.